                                                                       Exhibit 8
                                                                       ---------

                [Vorys, Sater, Seymour and Pease LLP Letterhead]



                                 March 20, 2000


Park National Corporation                  SNB Corp.
50 North Third Street                      499 South Broadway
P.O. Box 3500                              Greenville, Ohio 45331
Newark, Ohio  43058-3500                   Attention: Alan W. Greiner, Secretary
Attention: David C. Bowers, Secretary

Ladies and Gentlemen:

                  Pursuant to Sections 8.01(d) and 8.02(d) of the Agreement and Plan of Merger dated as of December 17, 1999, as amended as of March 3, 2000 (the "Agreement"), by and between Park National Corporation, an Ohio corporation ("Park"), and SNB Corp., an Ohio corporation ("SNB"), as a condition to the closing of the merger, under the laws of the State of Ohio, of SNB with and into Park pursuant to the terms of the Agreement (the "Merger"), we hereby render our opinion as to certain of the federal income tax consequences of the Merger.

                  In rendering this opinion, we have examined the originals or certified, conformed, or reproduction copies of, and have relied upon the accuracy of, without independent verification or investigation, (i) the Agreement, (ii) the Park National Corporation Officer's Certificate dated as of the date hereof, (iii) the SNB Corp. Officer's Certificate dated as of the date hereof, and (iv) the Registration Statement of Park on Form S-4 and the proxy statement/prospectus of Park included therein (the "Registration Statement") as filed with the Securities and Exchange Commission on March 20, 2000.

                  In connection with our review of the Agreement, the Officers' Certificates described above (collectively, the "Officers' Certificates"), and the Registration Statement, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, the uniformity with authentic originals of all items submitted to us as copies, and the conformity to final versions of all items submitted to us in draft version. We also have assumed, without independent verification or investigation, that (i) we have been provided with true, correct, and complete copies of all such documents,
(ii) none of such documents has been amended or modified, (iii) all such documents are in full force and effect in accordance with the terms thereof,
(iv) there are no other documents which affect the opinions hereinafter set forth, and (v) the documents reviewed by us reflect the entire agreement of the parties thereto with
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Park National Corporation
SNB Corp.
March 20, 2000
Page 2


respect to the subject matter thereof. Finally, we assume that the statements and representations made in the Officers' Certificates are and will be complete and accurate as of the date and time at which the Merger becomes effective (the "Effective Time"), and that all representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification.


                            DESCRIPTION OF THE MERGER
                            -------------------------

                  The Agreement provides that the Merger will constitute a merger, under the laws of the State of Ohio, of SNB with and into Park. Park will be the surviving corporation, and the separate corporate existence of SNB will cease. After the Merger, Second National Bank, a national banking association and the wholly owned subsidiary of SNB, will become a wholly owned subsidiary of Park. Park will continue the banking business of Second National Bank.

                  As of February 25, 2000, the authorized capital stock of Park consisted of 20,000,000 common shares, without par value ("Park Shares"), of which 9,719,637 shares were issued and outstanding, and 325,500 will be issued upon the effective date of Park's merger with U.B. Bancshares, Inc., with which Park entered into an agreement and plan of merger on December 14, 1999, as amended on February 14, 2000, pursuant to which U.B. Bancshares, Inc. will merge with and into Park. As of February 25, 2000, the authorized capital stock of SNB consisted of 750,000 common shares, without par value ("SNB Shares"), of which 155,642 were issued and outstanding. Further, as of February 25, 2000, there were 16 SNB Shares subject to an outstanding stock option.

                  At the Effective Time, each of the SNB Shares then issued and outstanding, other than SNB Shares (i) held in treasury of SNB, (ii) held by Park, or (iii) as to which the holder has asserted, as of the Effective Time, dissenters' rights in accordance with the provisions of Section 1701.85 of the Ohio Revised Code ("Dissenting Shares"), shall be converted into approximately
5.37 Park Shares. This exchange ratio is based on the assumption that the sole holder of the SNB stock option will exercise the option to acquire the SNB Shares covered by the stock option. As of December 17, 1999, the sole SNB option holder agreed to exercise the option by the date on which the SNB shareholders adopt the Agreement.

                  Each SNB Share held in the treasury of SNB immediately prior to the Effective Time shall, by virtue of the Merger, be canceled and retired and all rights in respect thereof shall cease to exist. All SNB Shares beneficially owned by Park shall become treasury Park Shares. Holders of Dissenting Shares shall, upon the effectiveness of the Merger with respect to such Dissenting Shares, have only such rights, if any, as they may have pursuant to Sections 1701.84 and 1701.85 of the Ohio Revised Code, and any amounts required by Section 1701.85 to be paid to any holder of Dissenting Shares shall be paid by Park as the surviving corporation.
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Park National Corporation
SNB Corp.
March 20, 2000
Page 3


                  Neither fractional Park Shares nor scrip for fractional Park Shares will be issued by Park in the Merger. In lieu thereof, each holder of SNB Shares shall receive cash in an amount determined by multiplying the fractional share interest to which such holder otherwise would be entitled by the average closing sales price on the American Stock Exchange of a Park Share for the 20 trading days before the expiration of the waiting period following Federal Reserve Board approval of the Merger.

                  As a condition precedent to the consummation of the Merger, the Merger must qualify for the "pooling-of-interests" method of accounting. In order to so qualify, cash paid to dissenters and in lieu of fractional shares must constitute, in the aggregate, less than ten percent (10%) of the total consideration payable in connection with the Merger.


                                 REPRESENTATIONS
                                 ---------------

                  In connection with the Merger, the Officers' Certificates set forth the following representations:

         1. The Merger is being effected for bona fide business reasons.

         2. The fair market value of the Park Shares to be received by the shareholders of SNB will be approximately equal to the fair market value of the SNB Shares exchanged therefor.

         3. All the SNB Shares outstanding immediately prior to the Merger will be exchanged solely for Park Shares, except for cash paid to dissenters or in lieu of fractional Park Shares. To the best knowledge of the management of SNB, the shareholders of SNB have no plan or intention to sell, exchange, or otherwise dispose of a number of Park Shares received in the transaction to Park or a person related to Park that would reduce the SNB shareholders' ownership of Park Shares to a number of shares having a value, as of the date of the transaction, of less than fifty percent (50%) of the value of all formerly outstanding SNB Shares as of the same date. For purposes of this representation, any SNB Shares surrendered by dissenters, or exchanged for cash in lieu of fractional Park Shares, will be treated as outstanding on the date of the transaction. Furthermore, any redemptions or extraordinary distributions by SNB, prior to and in connection with the Merger, will be considered in making this representation. Finally, any acquisitions of SNB Shares by a person related to SNB, prior to and in connection with the Merger, with consideration other than stock of either the acquired corporation or the acquiring corporation, will be considered in making this representation.

         4. Neither Park nor a related person has any plan or intention to reacquire any Park Shares issued in the Merger other than to acquire a small amount of Park Shares in ordinary

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Park National Corporation
SNB Corp.
March 20, 2000
Page 4


business transactions (including, but not limited to, open market purchases in brokers' transactions).

         5. Park has no plan or intention to sell or otherwise dispose of any of the assets of SNB acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "Code").

         6. The liabilities of SNB assumed by Park in the Merger and the liabilities to which the transferred assets of SNB are subject were incurred by SNB in the ordinary course of its business.

         7. Following the Merger, Park or a related person will continue the historic business of SNB or use a significant portion of SNB's historic assets in a business.

         8. Whether or not the Merger is consummated, Park, SNB and the shareholders of SNB will pay their respective expenses, if any, incurred in connection with the transactions contemplated by the Agreement, provided, however, that Park and SNB will share equally all expenses incurred in connection with filing, printing, and mailing the Registration Statement, and Park will pay all fees due to regulatory authorities and the Securities and Exchange Commission in connection with the transactions contemplated by the Agreement. SNB will pay its expenses incurred in connection with such transactions except for those paid or assumed by Park. To the extent that Park pays or assumes expenses of SNB, Park will pay or assume only those expenses of SNB that are solely and directly related to such transactions in accordance with Revenue Ruling 73-54, 1973-1 C.B. 187.

         9. There is no intercorporate indebtedness existing between SNB and Park that was issued, acquired, or will be settled, at a discount.

         10. Neither Park nor SNB is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

         11. SNB is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         12. The fair market value of the assets of SNB transferred to Park will equal or exceed the sum of the liabilities assumed by Park plus the amount of the liabilities, if any, to which the transferred assets are subject.

         13. The payment of cash in lieu of fractional Park Shares is solely for the purpose of avoiding the expense and the inconvenience to Park of issuing fractional Park Shares and does
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Park National Corporation
SNB Corp.
March 20, 2000
Page 5


not represent separately bargained-for consideration. The total cash that will be paid in the Merger to the shareholders of SNB instead of issuing fractional Park Shares will not exceed one percent (1%) of the total consideration that will be issued in the Merger to the SNB shareholders in exchange for their SNB Shares. The fractional share interests of each SNB shareholder will be aggregated, and no shareholder will receive cash in an amount equal to or greater than the value of one full Park Share.

         14. None of the compensation received by any shareholder-employees of SNB will be separate consideration for, or allocable to, any of their SNB Shares; none of the Park Shares received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         15. The Merger will qualify as a statutory merger under the Ohio Revised Code.


                                   DISCUSSION
                                   ----------

                  Section 368(a)(1)(A) of the Code defines a tax-free reorganization to include a statutory merger. Since the Merger will be a statutory merger under the laws of the State of Ohio, the statutory requirement is satisfied. Moreover, SNB and Park each will be a "party to the reorganization" within the meaning of Section 368(b) of the Code.

                  In addition, certain non-statutory requirements have been imposed by the courts and by the Internal Revenue Service (the "Service") in determining whether reorganizations are in compliance with Section 368 of the Code. These include requirements that there be a business purpose for the reorganization, that there be a continuity of the business enterprise of the acquired corporation, and that the shareholders of the acquired corporation emerge with some continuing proprietary interest in the entity resulting from the reorganization.

                  Section 1.368-2(g) of the Treasury Regulations (the "Regulations") provides that a reorganization must be undertaken for reasons germane to the continuance of the business of a corporation which is a party to the reorganization. As indicated in the Officers' Certificates, the Merger is being effected for bona fide business reasons. Accordingly, the Merger satisfies the business purpose requirement as set forth in the Regulations.

                  Section 1.368-1(b) of the Regulations provides that a continuity of business enterprise is a prerequisite to a reorganization. Section 1.368-1(d) of the Regulations (and as modified by T.D. 8760) provides that continuity of business enterprise requires that the acquiring corporation or a related person either continue the acquired corporation's historic business or use
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Park National Corporation
SNB Corp.
March 20, 2000
Page 6


a significant portion of the acquired corporation's historic assets in a business. Revenue Ruling 85-197, 1985-2 C.B. 120, provides that for purposes of the continuity of business enterprise requirement, the historic business of a holding company is the business of its operating subsidiary. Similarly, Revenue Ruling 85-198, 1985-2 C.B. 120, held that the continuity of business enterprise requirement was met where the business of a former subsidiary of the acquired holding company was continued through a subsidiary of the acquiring corporation. Accordingly, the continuity of business enterprise requirement is met with regard to the Merger, because Park will continue the banking business conducted by Second National Bank, the wholly owned subsidiary of SNB.

                  Generally, the continuity of interest test requires the owners of the acquired corporation to receive and maintain a meaningful equity in the surviving entity. The Service has issued final and temporary regulations (T.D. 8760 and 8761) providing rules for satisfying the continuity of interest requirement. These regulations substantially liberalize the historic rules, generally providing that continuity of interest is satisfied if a substantial part of the value of the proprietary interest in the acquired corporation is preserved in the reorganization. In determining whether a substantial part of the value of the proprietary interest is preserved, the following transactions, in connection with the reorganization, are considered. First, under Section 1.368-1 of the Regulations, any acquisition by the acquiring corporation of acquired corporation stock for consideration other than stock, or, in connection with the reorganization, the redemption of acquiring corporation stock received by the shareholders of the acquired corporation (or the purchase of such acquiring corporation stock by a person related to the acquiring corporation), will be considered in determining whether a substantial proprietary interest is preserved. Second, under Section 1.368-1T of the Regulations, the acquisition by the acquired corporation, prior to and in connection with the plan of reorganization, of the stock of the acquired corporation with consideration other than stock of the acquired corporation or an extraordinary distribution made by the acquired corporation with respect to its stock, will be considered in determining whether a substantial proprietary interest is preserved. Third, under Section 1.368-1T of the Regulations, the acquisition by a person related to the acquired corporation, prior to and in connection with the plan of reorganization, of the stock of the acquired corporation with consideration other than stock of the acquired corporation or stock of the acquiring corporation, will be considered in determining whether a substantial proprietary interest is preserved. Generally, two corporations are related persons if either the corporations are members of the same affiliated group (without regard to the exceptions in Section 1504(b) of the Code), or the purchase of stock of one corporation by another corporation would result in the purchase being treated as a redemption of stock of the first corporation under Section 304(a)(2) of the Code (determined without regard to Section 1.1502-80(b) of the Regulations). Sales by the shareholders of the acquired corporation of stock of the acquiring corporation received in the transaction to unrelated persons occurring before or after a reorganization are disregarded.
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Park National Corporation
SNB Corp.
March 20, 2000
Page 7


                  The Merger will satisfy the continuity of interest requirement. Park has represented that all the SNB Shares outstanding immediately prior to the Merger will be exchanged solely for Park Shares, except for cash paid to dissenters or in lieu of fractional Park Shares. As a condition precedent to the obligations of the parties under the Agreement, the Merger must qualify for the "pooling-of-interests" method of accounting. In order to so qualify, cash paid to dissenters and in lieu of fractional Park Shares must constitute, in the aggregate, less than ten percent (10%) of the total consideration payable in connection with the Merger. Park has represented further that neither Park nor a related person has any plan or intention, in connection with the plan of reorganization, to reacquire any Park Shares issued in the Merger, other than to acquire a small amount of Park Shares in ordinary business transactions (including, but not limited to, open market purchases in brokers' transactions). In addition, SNB has represented that neither SNB nor a related person has any plan or intention, prior to and in connection with the plan of reorganization, to redeem, acquire, or make an extraordinary distribution with respect to, SNB Shares for consideration other than SNB Shares (or in the case of a related person, for consideration other than SNB Shares or Park Shares), that would cause a substantial part of the value of the proprietary interest in the acquired corporation not to be preserved.

                  Even though the Merger qualifies as a tax-free reorganization under Section 368(a)(1)(A) of the Code, SNB shareholders receive tax free only Park Shares in accordance with Section 354 of the Code. Because SNB shareholders will be exchanging their SNB Shares for Park Shares, and both of such corporations are parties to the reorganization, no gain or loss will be recognized under Section 354(a) of the Code.

                  If an SNB shareholder dissents to the Merger and receives solely cash in exchange for such shareholder's SNB Shares, such cash will be treated as having been received by such shareholder as a distribution in redemption of such shareholder's SNB Shares, subject to the provisions and limitations of Section 302 of the Code. Unless the redemption is treated as a dividend under Section 302(d) of the Code, such shareholder will recognize gain or loss measured by the difference between the amount of cash received and the tax basis of the SNB Shares so redeemed. This gain or loss will be capital gain or loss if the SNB Shares were held by such shareholder as a capital asset at the time of the Merger. If, on the other hand, the redemption is treated as a dividend under Section 302(d) of the Code, the full amount of cash received by such shareholder will be treated as ordinary income to the extent of SNB's current or accumulated earnings and profits.

                  Under the tests of Section 302 of the Code, the redemption of a dissenting SNB shareholder's SNB Shares generally will be treated as a dividend unless the redemption (i) results in a "complete termination" of such shareholder's direct or indirect stock interest in Park under Section 302(b)(3) of the Code, (ii) is "substantially disproportionate" with respect to such

Park National Corporation
SNB Corp.
March 20, 2000
Page 8


shareholder under Section 302(b)(2) of the Code, or (iii) is "not essentially equivalent to a dividend" with respect to such shareholder under Section 302(b)(1) of the Code.

                  In order to determine whether there has been a complete termination, a substantially disproportionate redemption, or a redemption not essentially equivalent to a dividend with respect to a dissenting SNB shareholder, it is necessary to consider the Park Shares owned by persons from whom ownership is attributed to such shareholder under the rules of Section 318 of the Code. Under Section 318 of the Code, a shareholder is considered to own shares that are directly or indirectly owned by certain members of such shareholder's family or by certain trusts, partnerships or corporations in which such shareholder has an ownership or beneficial interest. Such shareholder is also considered to own any shares with respect to which he holds exercisable options. In certain cases, a dissenting SNB shareholder may be deemed to own constructively the Park Shares held by persons who do not exercise dissenters' rights.

                  Payment of cash to an SNB shareholder in lieu of fractional Park Shares will be treated as if such Park Shares were distributed as part of the exchange and then redeemed by Park. The payment received by an SNB shareholder will be treated as having been received as a distribution in full payment and exchange for the Park Shares redeemed as provided in Section 302(a) of the Code.


                                    OPINIONS
                                    --------

                  Therefore, based on the description of the Merger in the Agreement and the Registration Statement, the representations set forth in the Officers' Certificates, the foregoing legal authorities, and the assumptions stated above, it is our opinion that:

         1. The Merger will be a reorganization within the meaning of Section 368(a)(1)(A) of the Code. SNB and Park each will be a "party to the reorganization" within the meaning of Section 368(b) of the Code.

         2. No gain or loss will be recognized by SNB upon the transfer of its assets to Park in exchange for Park Shares and the assumption by Park of the liabilities of SNB.

         3. No gain or loss will be recognized by Park on the receipt of the assets of SNB in exchange for Park Shares and the assumption by Park of the liabilities of SNB.

         4. The basis of the assets of SNB in the hands of Park will be the same as the basis of such assets in the hands of SNB immediately prior to the Merger.

Park National Corporation
SNB Corp.
March 20, 2000
Page 9


         5. The holding period of the assets of SNB to be received by Park will include the period during which the assets were held by SNB.

         6. No gain or loss will be recognized by the SNB shareholders upon the receipt of Park Shares in exchange for their SNB Shares.

         7. The basis of the Park Shares to be received by an SNB shareholder will be the same as the basis of the SNB Shares surrendered in exchange therefor.

         8. The holding period of the Park Shares to be received by an SNB shareholder will include the period during which the SNB Shares surrendered in exchange therefor were held, provided the SNB Shares are a capital asset in the hands of the SNB shareholder at the time of the Merger.

         9. If an SNB shareholder dissents to the Merger and receives solely cash in exchange for such shareholder's SNB Shares, such cash will be treated as having been received by such shareholder as a distribution in redemption of such shareholder's SNB Shares, subject to the provisions and limitations of Section 302 of the Code. Unless the redemption is treated as a dividend under Section 302(d) of the Code, such shareholder will recognize gain or loss measured by the difference between the amount of cash received and the tax basis of the SNB Shares so redeemed. This gain or loss will be capital gain or loss if the SNB Shares are held by such shareholder as a capital asset at the time of the Merger. If, on the other hand, the redemption is treated as a dividend under
Section 302(d) of the Code, the full amount of cash received by such shareholder will be treated as ordinary income to the extent of SNB's current or accumulated earnings and profits.

         10. Payment of cash to an SNB shareholder in lieu of fractional Park Shares will be treated as if such fractional Park Shares were distributed as part of the exchange and then redeemed by Park. The payment received by an SNB shareholder will be treated as having been received as a distribution in full payment and exchange for the share redeemed as provided in Section 302(a) of the Code, unless such distribution is essentially equivalent to a dividend within the meaning of Section 302(b)(1) of the Code.

                                      * * *

                  Our opinion is limited to the foregoing federal income tax consequences of the Merger, which are the only matters as to which you have requested our opinion. We do not address any other federal income tax consequences of the Merger or other matters of federal law and have not considered matters (including state or local tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States. Furthermore, our opinion does not address any federal income tax consequences of the

Park National Corporation
SNB Corp.
March 20, 2000
Page 10


Merger that may be relevant to an SNB shareholder in light of that shareholder's particular status or circumstances, including, without limitation, SNB shareholders that are (i) foreign persons, (ii) insurance companies, (iii) financial institutions, (iv) tax-exempt entities, (v) retirement plans, (vi) dealers in securities, (vii) persons subject to the alternative minimum tax,
(viii) persons whose SNB Shares were acquired pursuant to the exercise of employee stock options or otherwise as compensation, (ix) persons who receive Park Shares other than in exchange for SNB Shares, or (x) persons who hold SNB Shares as part of a hedge, straddle, or conversion transaction.

                  Our opinion is based on the understanding that the relevant facts are, and will be as of the Effective Time, as set forth in this letter. If this understanding is incorrect or incomplete in any respect, our opinion could be affected. Our opinion is also based on the Code, Regulations, case law, and Service rulings as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that after any such change our opinion would not be different. Our opinion is not binding on the Service, and no ruling has been, or will be, requested from the Service as to any federal income tax consequence described above. We undertake no responsibility to update or supplement this opinion.

                  The opinion expressed herein is furnished specifically for you and your respective shareholders, and may not be relied upon, assigned, quoted, or otherwise used in any manner or for any purpose by any other person or entity without our specific prior written consent. Notwithstanding the preceding sentence, we hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us in the Registration Statement under the captions "The Merger - Federal Income Tax Consequences of the Merger" and "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                        Respectfully,

                                        /s/ Vorys, Sater, Seymour and Pease LLP